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                                 EXHIBIT 10.19

                             DCH Technology, Inc.
                                Sales Agreement

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                                SALES AGREEMENT


This agreement between DCH Technology, Inc. (hereinafter known as "DCH") with its offices located at 14241 Ventura Blvd., Suite 208, Sherman Oaks, California and Phoenix Hydrogen Systems LLC (hereinafter known as "PHS"), with its offices located at 3925 Vernon Street, Long Beach, California is entered into this 15th day of January 1997.

SECTION I:  SALES AGREEMENT

a) DCH agrees to sell to PHS one hundred (100) hydrogen sensors per the following:

    1) Fifty (50) each leak detectors consisting of the DCH Robust Hydrogen Sensor hosted on a circuit card assembly as described by DCH PN 6009640119 (described in Appendix A). These units will be utilized for the purpose of detecting hydrogen leaks and displaying and/or sounding an alarm when a leak of a TBD magnitude is detected. (TBD will be specified based on experience with the initial deliveries and intended application.)

    2) Less than ten (10) each hand held hydrogen detectors as described by DCH PN 8009640120 (described in Appendix B). These units will be used as portable, hand held units by PHS and selected customers of PHS. PHS will notify DCH of the exact number of required hand held units.

    3) Approximately twenty (20) each Mid-Range Detectors consisting of sensor assemblies utilized to detect hydrogen concentrations in the 30% to 60% range described as DCH PN 6009640121 (described in Appendix C). PHS will notify DCH of the exact number of required Mid Range Detectors.

    4) Approximately twenty (20) each Purity Meters consisting of sensor assemblies utilized to determine the purity level of hydrogen in a 99.9% to 99.99% range described as DCH PN 6009640122 (described in Appendix D). PHS will notify DCH of the exact number of required Purity Meters. DCH will conduct engineering, research and testing activities to determine the feasibility of providing Purity Meters to PHS. If it is determined that the construction of a reliable Purity Meter product is not feasible with the DCH hydrogen sensor technology, DCH will notify PHS as soon as possible after such determination is made. In such a case, the order for Purity Meters under this paragraph will change to the same quantity of leak detectors or mid-range detectors per PHS's request at the time.

b) PHS understands that the pricing afforded it is well below regular DCH sale prices. In recognition of this, PHS states its intent to purchase future additional quantities of the DCH products listed for incorporation into future PHS products. These will be purchased at prices to be negotiated by both Parties and in quantities exceeding 100


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    units per year. Prices paid PHS will not exceed those paid by others who purchase similar quantities.

SECTION II:  PRICE

DCH will sell the units listed under Section I above to PHS for a unit price of $600.00 (six hundred dollars) each payable in US currency.

SECTION III:  PAYMENT SCHEDULE

DCH shall be paid according to the following schedule:

a) Initial payment: One payment of $30,000.00 (thirty thousand dollars) due at the time of order for the first fifty (50) units.
b) Subsequent payments: Subsequent payments of $600.00 (six hundred dollars) for each product delivered after the first fifty units due upon delivery.

SECTION IV:  DELIVERY SCHEDULE

The delivery schedule may be modified as agreed by both parties. DCH shall deliver the units to PHS according to the following schedule:

a) One (1) Hand Held Unit (PN 8009640120): 6 to 8 weeks after receipt of initial payment of June 1, 1997 (whichever is earlier)
b) One (1) Leak detector (PN 6009640119): to be delivered on or before June 1, 1997
c) Two (2) Leak detectors (PN 6009640119): to be delivered on or before July 1, 1997
d) Two (2) Leak detectors (PN 6009640119): to be delivered on or before August 1, 1997
e) One (1) Leak detector (PN 6009640119): to be delivered on or before September 1, 1997
f) Three (3) Hand Held Units (PN 6009640120): to be delivered on or before September 15, 1997
g) Two (2) Mid-Range Units (PN 6009640121): to be delivered on or before September 1, 1997 [One each delivered to PHS and one each delivered to a third party (TBD) for verification and testing purposes]
h) Two (2) Purity Meters (PN 6009640122): to be delivered on or before October 15, 1997 [One each delivered to PHS and one each delivered to a third party (TBD) for verification and testing purposes]
i) Balance of product delivery (listed below) is TBD; however, all items will be delivered and paid for before January 31, 1998:

         Hand held units
         Mid Range Units
         Purity Meters
         Leak Detectors


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SECTION V:    MID RANGE AND PURITY METER EXCLUSIVITY

DCH agrees to sell the Mid Range Hydrogen Detector and Hydrogen Purity meter products to PHS for the price identified in Section I. However, should DCH identify a market for either or both products, and since PHS has agreed to assist DCH in the development of these products, DCH agrees set a market price for the items that will ensure a significant pricing advantage to PHS and allow DCH to pay a royalty fee to PHS. This royalty fee will be established by 6/97.

SECTION VI:   PRE-PUBLICATION REVIEW

The parties agree to secure pre-publication approval from the other Party of any document, article, press release or other written material relating to the work and services performed and products supplied under this agreement. Such approval or disapproval shall not be unreasonably withheld or delayed beyond thirty (30) days.

SECTION VII:  PRODUCT LIABILITY

Except for any liability resulting from any patent infringement, negligent or intentional acts or omissions of either Party, each party indemnifies the other for all damages, costs and expenses, including attorney's fees, arising from personal injury or property damage occuring as a result of the making, using or selling of a product, process or service by or on behalf of the other Party.

SECTION VIII: NON-COMPETITION

DCH agrees that it will not engage in the hydrogen generation business in competition with PHS. PHS agrees that it will not engage in the hydrogen sensor business in competition with DCH.

SECTION IX:   FORCE MAJURE

No failure or ommission by either Party in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement if such failure shall arise from any cause or causes beyond the control of either Party (except for failure of subcontractors) including, but not limited to, the following: Acts of God, fire, storm, flood, earthquake, acts of the public enemy, war, rebellion, insurrection, or riot.

SECTION X:    CONTROLLING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. The Parties agree to the exclusive jurisdiction of the courts of California or the United States District Court for California. However, as a first recourse, any dispute arising under this Agreement may be settled by nonbinding arbitration by a


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single arbitrator in the County of Los Angeles, California, under the rules of the American Arbitration Association.

SECTION XI:   TERMINATION

Either Party may terminate this Agreement in the event that either Party shall become insolvent, shall declare bankruptcy or have any lien against placed against it.

PHS may terminate this agreement upon notice in writing to DCH. Unused products that have been paid for by PHS will be reimbursed to PHS by DCH after the product has been sold to other DCH customers.

SECTION XII:  NON-DISCLOSURE

Non-disclosure of data is considered an important part of this business relationship and is defined on the Propiretary Information Exchange Agreement between DCH and PHS dated August 13, 1996.

SECTION XIII: TITLE TO INVENTIONS AND PATENT RIGHTS

Each Party shall share equally in the title to any invention made as a result of the research, engineering and testing conducted under this agreement by DCH and PHS relating to either the mid-range or high purity sensor. If either Party elects not to retain title to such invention under this agreement, the other Party shall have the option to retain full title to the invention.

Each Party agrees to share equally in the costs of any resulting patent applications and shall share equally in the ownership interest of any subject invention and patent. If either Party elects not to file a patent application for such invention under this agreement, the other Party shall have the option to file a patent application and undertake all associated costs and full ownership.

SECTION XIV:  ENGINEERING SUPPORT

DCH agrees to work closely with PHS to determine the acceptable and most advantageous systems for hydrogen leak detection, mid-range sensing and purity measurement. DCH's research, engineering and test efforts shall commence upon receipt of the initial payment identified in Section I.

DCH shall provide periodic (bi-weekly) updates to PHS on the progress of the development of the Purity Meter and Mid-Range Sensors.


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SECTION XV:  COOPERATIVE MARKETING AND CUSTOMER INTERFACE

It is recognized that both parties depend upon the other as customer references to promote each Party's products and services. However, detailed information (such as units and quantities purchased, anticipated contracts and purchases, etc.) remain confidential and under the referenced Non-Disclosure Agreement identified in Section XII.

SECTION XVI:  INDEPENDENT CONTRACTORS

Under the terms of this Agreement, both Parties are independent contractors. Neither Party is an employee, agent, partner or representative of the other Party. Nothing contained herein shall be deemed to create a joint venture relationship between DCH and PHS. Each Party specifically acknowledges that it does not have authority to incur any obligations or responsibilities on behalf of the other Party.


DCH Technology, Inc.                            Phoenix Hydrogen Systems, LLC

/s/ David A. Walker                             /s/ David Moard   2/14/97
-------------------------                       -----------------
David A. Walker                                 David Moard

Vice President, Operations                      President


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APPENDIX A:  LEAK DETECTOR SPECIFICATION

DCH PART NUMBER 6009640119

As the work progresses, specifications for the product may change. Pricing will be modified accordingly as agreed by both parties.

DCH shall provide a leak detector system consisting of a hydrogen sensor head assembly, connected to two circuit cards with output through an RS-232 connector.

The assembly shall be enclosed in an explosion proof container (approximately 6"x6"x2") with the sensor head attached. The assembly shall provide two signals: a low level alarm (typically 0.8% hydrogen concentration) and a high level alarm (typically 2% hydrogen concentration). Alarm hardware to include 2 each dry type, normally closed contacts terminated at a terminal strip inside the enclosed box for field hard wiring to customer alarm system. The detector shall provide a response speed of five (5) seconds or better near the Lower Explosive Limit.

PHS shall provide power to the leak detector assembly which may be 120 VAC, 60Hz, 1(unknown symbol). The detector shall not be poisoned by either Methane, Carbon Monoxide nor Carbon Dioxide.

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APPENDIX B: HAND HELD UNIT SPECIFICATION

DCH PART NUMBER 8009640120

As the work progresses, specifications for the product may change. Pricing will be modified accordingly as agreed by both parties.

The hand held unit shall consist of a portable, pre-packaged hydrogen detector with the following features and functions:

a) Power on/off switch
b) Push button with multiple functions
c) Four-position DIP switch to define up to sixteen (16) different operating modes
d) LCD for displaying the percent of hydrogen as a two-digit E-format number and a logarithmic bar graph, the sensor temperature in Celsius, and an "ALERT" and "LOW BAT" indicator
e) Piezo alarm
f) Analog output port with two outputs and a ground. These outputs could be used for the hydrogen level and sensor temperature or for the hydrogen level using two different scales, such as linear and logarithmic
g) Sensor externally attached directly to the unit
h) Power jack for connecting the battery to the recharger
i) RS-232 serial port for communication with a computer, such as for datalogging or for downloading previously logged information




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APPENDIX C: MID-RANGE DETECTOR SPECIFICATION

DCH PART NUMBER 6009640121

As the work progresses, specifications for the product may change. Pricing will be modified accordingly as agreed by both parties.

DCH shall provide a Mid-Range Detector system consisting of a hydrogen sensor head assembly, connected to two circuit cards with 4-20 mA output through two terminals on an internal strip for hard wire field wiring.

The assembly shall be enclosed in an explosion proof container (approximately 6"x6"x2") with the sensor head attached. The assembly shall provide an accurate reading of hydrogen concentration between 30 and 60%. The container shall accommodate 1/2" electrical conduit for field wiring. The sensor head assembly will be constructed with a 1/4" NPT female fitting to accept gas sample up to 150 psig.

PHS shall provide power to the assembly which may be 24VDC. The detector shall not be poisoned by either Methane, Carbon Monoxide nor Carbon Dioxide.




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APPENDIX D: PURITY METER SPECIFICATION

DCH PART NUMBER 6009640122

As the work progresses, specifications for the product may change. Pricing will be modified accordingly as agreed by both parties.

DCH shall provide a Purity Meter consisting of a hydrogen sensor head assembly, connected to two circuit cards with 4-20mA output through two terminals on an internal terminal strip for field hard wiring.

The assembly shall be enclosed in an explosion proof container (approximately 6"x6"x2") with the sensor head attached. The assembly shall provide a visual reading of the purity level of hydrogen at a given sensing point in the "three to four nines" (i.e., 99.9% to 99.99%) ranges. The container shall be sized to accommodate 1/2" electrical conduit for field wiring. The sensor head assembly will be constructed with a 1/4" NPT female pipe fitting to accept gas sample up to 150 psig.

PHS shall provide power to the purity meter assembly which may be 24VDC. The meter shall not be poisoned by either Methane, Carbon Monoxide nor Carbon Dioxide.




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